Exhibit 99.1

For further information contact:

Crystal Revak SmartDisk Corporation (239) 436-2591 Crystal.Revak@SmartDisk.com

SmartDisk Requests NASDAQ Hearing Regarding Listing Compliance

         Naples, Fla. October 3, 2002 – SmartDisk Corporation (NASDAQ: SMDK), a company that markets portable products for capturing, organizing, using, and preserving digital content, announced today that it filed a request for hearing after receiving notification from NASDAQ that the Company does not currently comply with the minimum $1.00 per share bid price or minimum market value requirements for continued listing on the NASDAQ National Market.

         Michael S. Battaglia, President and Chief Executive Officer, said, “We believe we have strong arguments for continued listing and are hopeful that the progress we have made in recent months will be taken into consideration. As we work diligently to achieve further improvements to our financial performance, we remain focused on broadening our product line and serving the needs of our customers. Based on recent restructuring efforts, we believe we are a stronger company today and are fully prepared to demonstrate our achievements and improve the long-term value of SmartDisk for all of our stockholders.”

         Today the Company submitted its request for a NASDAQ Qualifications Panel hearing to consider its continued listing. The hearing has not yet been scheduled. SmartDisk’s common stock will continue to be traded on the NASDAQ National Market pending a final decision by the NASDAQ Qualifications Panel, which could occur as early as November.

         The NASDAQ Staff Determination notice cited the Company’s current inability to meet continued listing standards for the minimum $1.00 per share requirement as set forth in Marketplace Rule 4450(a)(5) and for the minimum $5.0 million market value of publicly held shares as set forth in Marketplace Rule 4450(a)(2). In the event the Company’s common stock is delisted from the NASDAQ National Market, the Company plans to apply to have its common stock listed on the NASDAQ SmallCap Market.

About SmartDisk Corporation

SmartDisk is a leading developer, manufacturer, and marketer of a range of advanced consumer electronic products and exciting software solutions that are enabling the digital age and simplifying the digital lifestyle. The Company’s innovative products help users transfer, store, manage, and share digital music, video, pictures, and data. Headquartered in the U.S., with operations in Europe and Asia, SmartDisk sells and supports its products worldwide. For more information, go to http://www.smartdisk.com.

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This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. These statements may involve risks and uncertainties that could cause actual results to differ materially from expected results. Such risks include, but are not limited to, risk factors described in the Company’s registration statement filed with the SEC on September 18, 2002 and the Company’s periodic and other filings made with the SEC. The Company assumes no obligation to update the forward-looking statements contained in this press release.

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